SUPPLEMENT NO. 1 TO	Filed Pursuant to Rule 424(b)(5)
PROSPECTUS SUPPLEMENT DATED JUNE 27, 2022	Registration No. 333-265574
(To Prospectus Dated June 27, 2022)

CISO GLOBAL, INC.

Up to $5,781,792

Common Stock

This Prospectus Supplement supplements the prospectus supplement, dated June 27, 2022 (the “ATM Prospectus Supplement”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $100,000,000 pursuant to the terms of an At Market Issuance Sales Agreement (“ATM Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”), Stifel, Nicolaus & Company, Incorporated (“Stifel”), and Boustead Securities, LLC (“Boustead” and, together with B. Riley and Stifel, the “Sales Agents”) dated June 14, 2022. Through the date hereof, we have sold an aggregate of $6,195,098.94 of shares of our common stock through the Sales Agents under the ATM Sales Agreement. This Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement, and any future amendments or supplements thereto.

On April 16, 2024, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we became subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $21,836,557, which was calculated based on 19,324,387 shares of our outstanding common stock held by non-affiliates and a price of $1.13 per share, the closing price of our common stock on March 14, 2025, which is the highest closing sale price of our common stock on the Nasdaq Global Market within the prior 60 days. During the 12 calendar months prior to, and including, the date of this Prospectus Supplement, we have sold $1,497,060.36 of securities pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75.0 million.

We are filing this Prospectus Supplement to amend the ATM Prospectus Supplement to reflect the limitations on the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may currently only offer and sell shares of our common stock having an aggregate offering price of up to $5,781,792 pursuant to the ATM Sales Agreement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the ATM Sales Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CISO.” The last reported sale price of our common stock on Nasdaq on March 27, 2025 was $0.463 per share.

Investing in our securities involves risks. You should read carefully and consider the “Risk Factors” referenced on page S-7 of the ATM Prospectus Supplement and the risk factors described in other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

B. RILEY SECURITIES	STIFEL	BOUSTEAD SECURITIES, LLC

The date of this prospectus supplement is March 28, 2025.